Exhibit 99.1


                            Explanation of Responses


(1) These shares of Common Stock, par value $0.001 per share, of the issuer ("Common Stock") are held directly by Oracle Investment Management, Inc. (the "Investment Manager"), Oracle Partners, L.P. ("Oracle Partners") and Oracle Institutional Partners, L.P. ("Oracle Institutional"). Mr. Larry N. Feinberg ("Mr. Feinberg") is the sole shareholder and president of the Investment Manager and is the senior managing member of Oracle Associates, LLC, the general partner of Oracle Partners and Oracle Institutional (the "General Partner"). In accordance with instruction 4(b)(iv), the entire number of shares of Common Stock that may be deemed to be beneficially owned by Mr. Feinberg by virtue of his position with the Investment Manager and the General Partner is reported herein. Mr. Feinberg disclaims any beneficial ownership of the securities held by Oracle Partners and Oracle Institutional for purposes of Section 16 of the Securities Exchange Act of 1934, except to the extent of Mr. Feinberg's pecuniary interest.